Exhibit 99.1

FDA Accepts for Review INOVIO’s BLA for INO-3107 for the Treatment

of Adults with Recurrent Respiratory Papillomatosis (RRP)

PLYMOUTH MEETING, PA., December 29, 2025 /PRNewswire/ — INOVIO (NASDAQ: INO), a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases, today announced that the U.S. Food and Drug Administration (FDA) accepted the company’s Biologics License Application (BLA) for INO-3107 for review as a potential treatment for adults with RRP. The review classification designated by FDA is Standard.

The FDA assigned INO-3107 a Prescription Drug User Fee Act (PDUFA) review goal date of October 30, 2026, which is the date by which it intends to take action on the application. The FDA has indicated that it is not currently planning to hold an advisory committee meeting to discuss this application.

INOVIO filed its BLA under the accelerated approval pathway. In the file acceptance letter, the FDA noted as a potential review issue its preliminary conclusion that the company has not submitted adequate information to justify eligibility for the accelerated approval pathway. INOVIO continues to believe that INO-3107 provides a meaningful therapeutic benefit over existing treatments and fulfills the criteria for accelerated approval. INOVIO plans to request a meeting with FDA to discuss next steps to remain eligible under the accelerated approval program. INOVIO is not currently planning to seek approval for INO-3107 under the traditional pathway.

“We believe there remains a critical unmet need among patients diagnosed with this rare and devastating disease and that every RRP patient deserves access to a non-surgical treatment option that can work for them,” said Dr. Jacqueline Shea, INOVIO’s President and Chief Executive Officer.” In clinical trials INO-3107 demonstrated it has the potential to expand the treatment options for RRP patients. This is based on a unique mechanism of action, clinical effectiveness and tolerability data and the simplicity of its patient centric treatment regimen, which does not require additional surgeries during the dosing window. Every surgery matters to patients and we look forward to continuing to collaborate with the FDA during the BLA review cycle.”

The BLA is supported by data from a Phase 1/2 trial evaluating INO-3107 in adult patients with RRP who had two or more surgeries in the year prior to treatment. Long-term durability data from a retrospective trial of the original trial participants was also included in the BLA filing, demonstrating that the majority of evaluable patients continued to see clinical benefit in the second twelve-month period after treatment, without additional dosing. These data were published in Nature Communications and The Laryngoscope, the leading journal for otolaryngologists.

About RRP

RRP is a debilitating and rare disease caused primarily by HPV-6 and/or HPV-11. RRP is characterized by the development of small, wart-like growths, or papillomas, in the respiratory tract. While papillomas are generally benign, they can cause severe, life-threatening airway obstruction and respiratory complications. RRP can also significantly affect quality of life for patients by affecting the voice box, limiting the ability to speak effectively. Surgery to remove papillomas is the current standard of care for RRP; however, the papillomas often grow back. INOVIO’s market research to date with patients and healthcare professionals indicates that a reduction of even one surgery matters, because every surgery poses a significant risk of causing permanent damage to the vocal cords and comes with potential costs to the patient, including adverse impacts to both quality of life and finances. The most widely cited U.S. epidemiology data published in 1995 estimated that there were 14,000 active cases and about 1.8 per 100,000 new cases of RRP in adults each year.

About INO-3107

INO-3107 is an investigational DNA medicine designed to elicit an antigen-specific T cell response against both HPV-6 and HPV-11 proteins. These targeted T cells seek out and kill HPV-6 and HPV-11 infected cells, with the aim of potentially preventing or slowing the growth of new papillomas. In a Phase 1/2 trial of 32 participants (RRP-001), 72% of patients saw a 50-to-100% reduction in the number of surgeries after starting treatment with INO-3107 at the end of the first year. A retrospective study involving 28 of the original trial participants (RRP-002) showed this number increasing to 86% at the end of the second 12-month period with no additional dosing. Half of those patients required no surgeries at all. Patients in RRP-001 had a median of 4 surgeries (range: 2-8) in the year prior to dosing. At the outset of the trial (Day 0), patients had a clinically warranted procedure to have papillomas surgically removed, but any surgery performed after Day 0 was counted against the efficacy endpoint. Treatment with INO-3107 generated a strong immune response in the trial, inducing activated CD4 T cells and activated CD8 T cells with lytic potential. T cell responses were also observed at Week 52, indicating a persistent cellular memory response. INO-3107 was well tolerated, with trial participants experiencing mostly low-grade (Grade 1) treatment-emergent adverse effects such as injection site pain and fatigue. Like other DNA medicines, INO-3107 has shown the ability to generate antigen-specific T cells that is not affected by anti-vector immunity impacting immunogenicity, either before administration or after the first dose, unlike other T cell generating platforms such as viral vectors. This feature of DNA medicines is anticipated to allow INO-3107 to maintain T cell response and overall efficacy, which could make it an important therapeutic option for a majority of RRP patients.

The FDA has granted INO-3107 both Orphan Drug and Breakthrough Therapy designations. The European Commission granted INO-3107 Orphan Drug designation. In addition, INOVIO has CE-marked its CELLECTRA® delivery device in the EU, which allows INOVIO to commercialize the device in the EU and other geographies that recognize CE-marking. The United Kingdom awarded INO-3107 the Innovation Passport. This designation serves as the entry point to the Innovative Licensing and Access Pathway (ILAP), which aims to accelerate time to market and facilitate patient access to medicines.

About INOVIO’s DNA Medicines Platform

INOVIO’s DNA medicines platform has two innovative components: precisely designed DNA plasmids, delivered by INOVIO’s proprietary investigational medical device, CELLECTRA. INOVIO uses proprietary technology to design its DNA plasmids, which are small circular DNA molecules that work like software the body’s cells can download to produce specific proteins to target and fight disease. INOVIO’s proprietary CELLECTRA delivery devices are designed to optimally deliver its DNA medicines to the body’s cells without requiring chemical adjuvants or lipid nanoparticles and without the risk of the anti-vector response historically seen with viral vector platforms.

About INOVIO

INOVIO is a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases. INOVIO’s technology optimizes the design and delivery of innovative DNA medicines that teach the body to manufacture its own disease-fighting tools. For more information, visit www.inovio.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to our business, including the FDA’s acceptance of our BLA for INO-3107 with a PDUFA target action date set for October 30, 2026, the FDA’s plans not to hold an advisory committee meeting to discuss the application, INOVIO’s ability to access the accelerated approval pathway, as well as the potential benefits of INO-3107. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2024, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Contacts

Media: Jennie Willson, (267) 429-8567, communications@inovio.com

Investors: Peter Vozzo - ICR Healthcare, (443) 213-0505, investor.relations@inovio.com